EXHIBIT 12

               PUBLIC SERVICE ELECTRIC AND GAS COMPANY
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                           -------------------------
                                              For the Nine Months
                                              Ended September 30,
                                           -------------------------
                                               2001         2000
                                           -----------  ------------

Earnings as Defined in
  Regulation S-K (A):

Net Income                                       $208          $501
Income Taxes                                       84           333
Fixed Charges                                     359           336
                                           -----------  ------------
Earnings                                         $651        $1,170
                                           ===========  ============

Fixed Charges as Defined in
  Regulation S-K (B):

Total Interest Expense                           $329          $294
Interest Factor in Rentals                          8             8
Subsidiaries' Preferred Securities
    Dividend Requirements                          22            34
                                           -----------  ------------
Total Fixed Charges                              $359          $336
                                           ===========  ============

Ratio of Earnings to Fixed Charges               1.81          3.48
                                           ===========  ============


(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
     (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pretax income.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (including interest on the $2.525 billion of securitized debt) (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) Preferred Securities Dividend Requirements of subsidiaries.

                                                                   EXHIBIT 12(A)

               PUBLIC SERVICE ELECTRIC AND GAS COMPANY
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS


                                           -------------------------
                                             For the Nine Months
                                             Ended September 30,
                                           -------------------------
                                              2001         2000
                                           -----------  ------------

Earnings as Defined in
  Regulation S-K (A):

Net Income                                       $208          $501
Income Taxes                                       84           333
Fixed Charges                                     359           336
                                           -----------  ------------
Earnings                                         $651        $1,170
                                           ===========  ============

Fixed Charges as Defined in
  Regulation S-K (B):

Total Interest Expense                           $329          $294
Interest Factor in Rentals                          8             8
Subsidiaries' Preferred Securities
    Dividend Requirements                          22            34
Preferred Stock Dividends                           4             7
Adjustment to Preferred Stock Dividends
   to state on a pre-income tax basis               3             5
                                           -----------  ------------
Total Fixed Charges                              $366          $348
                                           ===========  ============

Ratio of Earnings to Fixed Charges               1.78          3.36
                                           ===========  ============


(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
     (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pretax income.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (including interest on the $2.525 billion of securitized debt) (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect the pre-tax earnings requirement for Public Service Electric and Gas Company.